SBC COMMUNICATIONS AND AMERITECH TO MERGE

                     Creates National and Global Competitor:
                    A New Kind of Telecommunications Company


    SAN ANTONIO, Texas, May 11, 1998 SBC Communications Inc. (NYSE: SBC) and Ameritech Corporation (NYSE: AIT) have agreed to a $62 billion, industry-transforming merger that will create a new type of telecommunications company with a "national-local" focus combined with national and international service capabilities. The company will have the assets, scope and strategies to compete against incumbent local telecommunications companies, competitive local exchange carriers, long distance companies and global competitors.

    "The merger will enable the new SBC to accelerate and expand telecommunications competition by entering 30 U.S. markets outside its traditional 13-state local region (see attached list) so that the combined company will serve customers in all the top 50 markets in the nation. In addition, the new company will build on its growing international presence to serve a worldwide market. We will provide a competitive, integrated mix of local, long distance, Internet and high-speed data services providing more choices, new and improved services, more competitive prices and more convenience for million of consumers, giving us the opportunity to create significant value for our shareowners," said Edward E. Whitacre Jr., chairman and chief executive officer of SBC.

    "This transaction will allow us to implement a 'national-local' strategy in which we will offer local services across the country in combination with major national and international operations," Whitacre added. "It will transform us from a regional company to a new kind of company that uses its premiere networks to focus on 'national-local' and global markets. We will then be positioned to compete head-to head with incumbent local telephone companies, competitive local exchange carriers (CLECs), data networks, long distance carriers and global competitors."

    "We know we have the people, resources and the ability to make our new company an unqualified success for our customers, our employees, and our shareholders. We leap forward in terms of our ability to invest in new technology and become a leading player in the global marketplace," said Richard
C. Notebaert, chairman and chief executive officer of Ameritech.

    Ameritech shareholders will receive a fixed exchange ratio of 1.316 SBC shares for each share of Ameritech. Based upon closing prices as of May 8, after adjusting for the exchange ratio, the combined companies' value is $146 billion. The transaction will be a tax free, stock-for-stock exchange and will be accounted for as a pooling of interests. The combined company will be called SBC and will be approximately 56% owned by SBC's existing shareowners and 44% by Ameritech's existing shareowners (ownership percentages are prior to SBC completing its merger with SNET).

    "The Telecommunications Act of 1996 helped open the door to a period of rapid change in the telecommunications industry. But so far, it has not created the level of competition that many expected," said Notebaert.

    "This merger is critical because it transforms us into a company that has the size, scope and incentive to make the promise of the Act a reality. This new company will be in the best position to serve our customers in the evolving marketplace. We expect to see, in the next few years, the emergence of integrated national and international operators. Successful carriers will either be part of this group or more narrowly focused niche players. Our combined company intends to be one of the successful global operators," said Notebaert.

    "This merger should be viewed as a welcome development by regulators," said Whitacre. "If they are looking for a truly potent way to jump start competition, then approving this merger should be a clear decision."

    "We are going to take advantage of the best employee team, the best customer service, and the best technology around," said Whitacre.

    The executives noted several benefits of the merger at the announcement:

    o Consumers and businesses, large and small, in markets such as New York, Baltimore/Washington, Boston, Atlanta, Denver, Philadelphia, Miami, Phoenix and Seattle will benefit from a new major alternative for all their telecommunications needs, one brought to them by a company with local exchange experience, marketing experience and advanced technology products. The new company will pursue multiple market entry strategies that include building, acquiring and partnering.

    o Customers in the 13-state region already served by SBC and Ameritech--which include half of the Fortune 500 companies--will enjoy the best and most competitively priced product offerings and services of each company.

    o The new company will be able to serve customers in all the top 50 U.S. markets, increasing the potential customer base to 180 million people.

    o Local competition in the 13-state region will be advanced as SBC and Ameritech, the recognized leaders in interconnection technology, create a uniform standard of technical excellence for operational support systems available to competitors. The new company will deliver products and services more efficiently to retail and wholesale customers, enhancing competition in the 13-state region.

    o The merged company's combined international assets, which include operations in 19 countries in Europe, Asia, Africa, North America and South America, coupled with its integrated services, will allow it to follow customers wherever they go.

    The combination will also result in significant opportunities for revenue growth, technology development, cost synergies and other benefits. "We expect to optimize costs through increased economies of scale and scope, the elimination of duplicated expenditures and the adoption of best practices in cost control," said Whitacre. "We expect to grow revenues more rapidly than would have been possible independently both in our existing service areas and in new markets. These synergies can be used to integrate our two companies, improve our operations, benefit our customers and fund expansion.

    "The experience and knowledge we have gained from the very successful integration of Pacific Telesis makes us very confident about our ability to realize the potential financial and strategic benefits of the combination with Ameritech. Going forward the transaction and strategy announced today will diversify our sources of earnings and establish a platform for sustainable future growth," Whitacre continued.

    The anticipated cost synergies resulting from the merger will not result in any net job reductions in the combined company. As a result of growth in existing lines of business, out-of-region expansion and new opportunities in data, long distance and other new services, the total number of employees is expected to rise over the next few years.

    In fact, SBC made a commitment to Ameritech that employment levels in the five-state region will not be reduced due to the transaction, as well as to:

    o maintain Ameritech's headquarters in Chicago and its state headquarters in its traditional states of Illinois, Indiana, Michigan, Ohio and Wisconsin;

    o   continue to use the Ameritech name in each of its operating states;

    o continue to support economic development and education in Ameritech's region consistent with its well-established commitment; and

    o continue Ameritech's historic levels of charitable contributions and community activities.

    After the transaction is completed, Whitacre will remain as chairman and chief executive officer of SBC. Notebaert will remain as chairman and chief executive officer of Ameritech. Upon closing of the merger, SBC's board of directors will be expanded to include Notebaert and four other current Ameritech directors.

    The merger is subject to shareholder and regulatory approvals. Since federal law prohibits ownership of overlapping wireless licenses, the companies will divest certain cellular properties. "Given the size and significance of the transaction we expect close scrutiny but ultimate approval from regulatory authorities," said Whitacre. "Obviously, given the paradigm shifting potential of this merger and the rapid changes in our business, the sooner we can deliver the benefits of this merger to consumers, the better. We recognize that we need the support of regulators for this transaction to be approved. We are committed to listening to any concerns they might raise, and to working with them to promptly resolve any issues. We anticipate the transaction closing within a year," he continued.

    Salomon Smith Barney acted as the financial advisor to SBC Communications on the transaction. Goldman Sachs & Co. advised Ameritech.

                                      # # #

SBC Communications Inc. is a global leader in the telecommunications industry, with nearly 34 million access lines and over 5.6 million wireless customers across the United States, as well as investments in telecommunications businesses in 10 countries. Under the Southwestern Bell, Pacific Bell, Nevada Bell and Cellular One brands, SBC, through its subsidiaries, offers a wide range of innovative services, including local and long-distance telephone service, wireless communications, paging, Internet access, and messaging, as well as telecommunications equipment, and directory advertising and publishing. SBC (www.sbc.com) has more than 118,000 employees and reported 1997 revenues of $25 billion. SBC's equity market value of $80 billion as of March 31, 1998, ranks it as one of the largest telecommunications companies in the world.

Ameritech serves millions of customers in 50 states and 40 countries. Ameritech provides a full range of communications services, including local and long distance telephone, cellular, paging, security services, cable TV, Internet service and more. One of the world's 100 largest companies, Ameritech (www.ameritech.com) has 73,000 employees, 1 million shareowners and nearly $28 billion in assets.


                           NEW MARKETS FOR THE NEW SBC


Below are the markets where the new SBC                    Below are the markets in which SBC and
plans to compete under the "National-Local"                Ameritech currently offer services, ranked by
strategy, ranked by size.                                  size.

1.       New York                                             1.      Los Angeles                             (SBC)
2.       Philadelphia                                         2.      Chicago                                 (AIT)
3.       Boston                                               3.      Detroit                                 (AIT)
4.       Washington                                           4.      Dallas-Ft. Worth                        (SBC)
5.       Miami -- Ft. Lauderdale                              5.      Houston                                 (SBC)
6.       Atlanta                                              6.      San Francisco/Oakland                   (SBC)
7.       Minneapolis-St. Paul                                 7.      San Diego                               (SBC)
8.       Phoenix                                              8.      St. Louis                               (SBC)
9.       Baltimore                                            9.      Cleveland                               (AIT)
10.      Seattle-Everett                                      10.     San Jose                                (SBC)
11.      Denver -- Boulder                                    11.     Kansas City                             (SBC)
12.      Pittsburgh                                           12.     Sacramento                              (SBC)
13.      Tampa -- St. Petersburg                              13.     Milwaukee                               (AIT)
14.      Portland                                             14.     San Antonio                             (SBC)
15.      Cincinnati                                           15.     Indianapolis                            (AIT)
16.      Salt Lake City -- Ogden                              16.     Columbus, OH                            (AIT)
17.      Orlando                                              17.     Hartford/New Britain                    (SBC)
18.      Buffalo                                              18.     Oklahoma City                           (SBC)
19.      New Orleans                                          19.     Austin                                  (SBC)
20.      Nashville -- Davidson                                20.     Dayton                                  (AIT)
21.      Memphis
22.      Las Vegas
23.      Norfolk -- Virginia Beach
24.      Rochester
25.      Greensboro -- Winston-Salem
26.      Louisville
27.      Birmingham
28.      Honolulu
29.      Providence -- Warwick
30.      Albany -- Schenectady -- Troy
